Exhibit 99.1

WAUSAU PAPER REPORTS

FIRST-QUARTER 2013 RESULTS

Comments on Strategic Repositioning Initiatives

MOSINEE, WI – April 29, 2013 – Wausau Paper (NYSE:WPP) today reported results for the first quarter of 2013.

QUARTER SUMMARY

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Excluding special items, the Company reported a net loss for the first-quarter of $1.7 million, or $0.04 per share compared with first-quarter 2012 net earnings, excluding discontinued operations and special items, of $4.8 million, or $0.10 per share.

▪

On a reported basis, the first-quarter was a net loss of $0.60 per share, which includes a $0.57 per share charge related to the closure of the Brainerd, Minnesota, mill on March 29, compared to net earnings of $0.03 per share a year ago.

▪

Results reflect the impact of the startup of the $220 million Tissue expansion project in Harrodsburg, Kentucky, and the February scheduled outage to install and commission ATMOS technology on the new machine.

During the quarter, the Company:

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Announced strategic intent to focus on its Tissue business and explore alternatives for its technical specialty paper business.

▪

Announced closure of Brainerd, Minnesota facility, and on March 28 the site ceased manufacturing operations at the facility.

▪

Signed a non-binding letter of intent to sell the technical paper business based at the Mosinee and Rhinelander, Wisconsin, facilities to an affiliate of KPS Capital Partners.

▪

Qualified a family of new products based on ATMOS substrates to support the second-quarter launch of the DublNature® brand.

Henry C. Newell, president and CEO, commented, “We have made significant progress on repositioning the Company to focus on tissue.  The recent investment in the Tissue business positions us for growth, with a long term return on capital goal of 18 percent and achievement of 15 percent return on capital by the end of 2014.  The conversion of our new tissue machine from conventional to ATMOS production has been completed and we’re qualifying and producing products to support the launch of our new DublNature® brand in the second quarter.  We remain committed to delivering six percent case shipment growth in our tissue business by the fourth quarter of 2013.

“We were also pleased to have announced during the quarter a letter of intent to divest our paper business to KPS Capital Partners in a manner that we believe will create value for our shareholders.”

2013 FIRST-QUARTER RESULTS

Continuing Operations

The following first-quarter discussion includes certain comparisons that contain non-GAAP measures.  The Company believes that the presentation of select non-GAAP measures provides a useful analysis of ongoing operating trends.  Please refer to the attached Reconciliation of Non-GAAP Financial Measures.

Excluding special items, the first quarter resulted in a net loss of $1.7 million, or $0.04 per share. Prior-year first-quarter results, excluding discontinued operations and special items, were net earnings of $4.8 million, or $0.10 per share.  On a reported basis, the first quarter was a net loss of $0.60 per share compared to net earnings of $0.03 per share a year ago.

Due to the significant change with the investment in capital and resources connected with the Company’s Tissue Expansion Project, in addition to continued startup costs and outage costs related to the new machine that began production in December 2012 of approximately $3.0 million after-tax, or $0.06 per share, comparability of year-over-year results was impacted by the following items on an after-tax basis:

•

Incremental depreciation of $1.7 million, or $0.03 per share;

•

Increased interest expense of $0.9 million, or $0.02 per share, as a portion of interest had been capitalized in connection with capital spending in 2012;

•

Increased legal and advisory services of $1.4 million, or $0.03 per share, related to work performed with the announced non-binding letter of intent to sell its technical specialty paper business and governance matters.

Tissue Segment

During the first quarter, the Tissue segment executed an outage to make the final installations and commission ATMOS technology on the new machine located in Harrodsburg.  This outage was completed in February, and the qualification process for a new portfolio of 100% recycled products to support the launch of the DublNature® brand began.  As anticipated, the outage, commercialization and startup curve of the new machine, as well as incremental depreciation and additional costs to support the expansion project, impacted first-quarter results and resulted in operating profit for the segment of $3.8 million in 2013 compared to prior year first quarter operating profit, excluding capital-related expenses, of $11.1 million.  In the first quarters of 2013 and 2012, adjusted EBITDA was $12.8 million, or 16.4 percent margin, and $17.7 million, or 21.6 percent margin, respectively.  The targeted adjusted EBITDA margin is 21 to 23 percent by the fourth quarter of 2013.

First-quarter case volume was relatively flat compared to the prior year.  Volume in the support product categories was strong, increasing approximately 3 percent over the prior year’s first quarter; however, volume in strategic product categories was down from the prior year by approximately 3 percent as the distribution network began to prepare inventory levels for the introduction of DublNature® products in the second quarter of 2013.  The Company expects this trend to continue into April and May, with significant shifts in growth as inventory is replenished and new products are introduced.

Paper Segment

The Paper segment reported a first-quarter adjusted operating profit of $3.2 million, compared with an adjusted operating profit of $3.6 million in the prior year.

First-quarter results reflect excellent progress toward the targeted EBITDA improvement of $15 million for 2013.  Net sales and shipments declined approximately 18 percent and 21 percent, respectively, on a year-over-year basis. Nearly all of the decline was a result of the exit of our participation in the uncoated freesheet print and color markets products previously manufactured and shipped from our Brainerd facility during 2012.  From the second half of 2012, the overall demand fundamentals of the sectors of the technical specialty paper markets in which we participate have improved, but remain below first-half 2012 levels.

The closure of the Brainerd mill in March resulted in a first-quarter pre-tax charge in operating profit, on a reported basis, of $44.3 million, with $35.7 million of the charge related to accelerated depreciation on the long-lived assets.

Discontinued Operations

During the first quarter of 2012, the Company completed the sale of its premium Print & Color brands, inventory and select equipment and ceased papermaking operations at its former Brokaw, Wisconsin manufacturing site.  The discontinued operation is separately presented from continuing operations in all periods presented in the condensed consolidated statements of operations.

For the first quarter of 2013, discontinued operations resulted in earnings, net of tax, of less than $0.1 million compared to earnings of $8.2 million, net of tax, or $0.17 per share, for the first quarter of 2012.  The prior year included a gain on the sale of the business of $7.7 million, net of tax, or $0.16 per share, and $0.5 million, or $0.01 per share from operations partially offset by closure-related costs.

CONFERENCE CALL

Wausau Paper will hold an analyst and investor conference call at 10:00 a.m. Eastern/ 9:00 a.m. Central on Tuesday, April 30.  This call can be accessed through the Company’s website at www.wausaupaper.com under “Investors.” A replay of the webcast will be available at the same site through May 7.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products. The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2012. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper

Interim Report – Quarter Ended March 31, 2013

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months
of Operations (Unaudited) (Note 1)	Ended March 31,
	2013	2012
Net sales	$187,980	$216,182
Cost of sales	209,217	189,682
Gross (loss) profit	(21,237)	26,500
Selling & administrative expenses	21,393	23,184
Restructuring	2,135	–
Operating (loss) profit	(44,765)	3,316
Interest expense	(2,328)	(866)
Other expense, net	(5)	(4)
(Loss) earnings from continuing operations before income taxes	(47,098)	2,446
(Credit) provision for income taxes	(17,426)	906
(Loss) earnings from continuing operations	(29,672)	1,540
Earnings from discontinued operations, net of taxes	67	8,218
Net (loss) earnings	$(29,605)	$ 9,758

Net (loss) earnings per share (basic and diluted):
Continuing operations	$ (0.60)	$ 0.03
Discontinued operations	0.00	0.17
Net (loss) earnings per share	$ (0.60)	$ 0.20

Weighted average shares outstanding – basic	49,364	49,295
Weighted average shares outstanding – diluted	49,364	49,519

Condensed Consolidated Balance Sheets (Unaudited) (Note 1)	March 31,	December 31,
	2013	2012
Current assets	$181,467	$166,856
Property, plant, and equipment, net	429,521	460,656
Other assets	86,911	73,203
Total Assets	$697,899	$700,715

Current liabilities	$ 97,997	$98,186
Long-term debt	220,500	196,200
Other liabilities	201,471	199,995
Liabilities of discontinued operations	175	833
Stockholders’ equity	177,756	205,501
Total Liabilities and Stockholders’ Equity	$697,899	$700,715

Condensed Consolidated Statements	Three Months
of Cash Flows (Unaudited) (Note 1)	Ended March 31,
	2013	2012
Cash flows from operating activities:
Net (loss) earnings	$(29,605)	$ 9,758
Provision for depreciation and amortization	49,674	11,391
Gain on sale of business	–	(12,198)
Impairment of long-lived assets	–	2,075
Non-cash inventory, spare parts and other writedowns	6,653	–
Deferred income taxes	(17,886)	(3,849)
Other non-cash items	974	1,483
Changes in operating assets and liabilities:
Receivables	(7,653)	(9,256)
Inventories	(11,935)	26,899
Other	315	(7,976)
Net cash (used in) provided by operating activities	(9,463)	18,327

Cash flows from investing activities:
Capital expenditures	(15,095)	(48,724)
Grants received for capital expenditures	–	236
Proceeds from sale of business	–	20,500
Proceeds from sale of assets	929	–
Net cash used in investing activities	(14,166)	(27,988)

Cash flows from financing activities:
Net payments of commercial paper	(29,200)	(5,650)
Borrowings under credit agreement	53,500	3,000
Payments under credit agreement	–	(3,000)
Proceeds from stock option exercises	104	–
Dividends paid	(1,481)	(1,479)
Net cash provided by (used in) financing activities	22,923	(7,129)

Net decrease in cash & cash equivalents	$ (706)	$(16,790)

Note 1.

In December 2011, we announced that our Board of Directors had approved the sale of our premium Print & Color brands, and the closure of our Brokaw, Wisconsin paper mill.  The sale of the premium Print & Color brands, select paper inventory, and certain manufacturing equipment to Neenah Paper, Inc. closed on January 31, 2012, generating proceeds of $20.5 million and a pre-tax gain of $12.2 million.  We permanently ceased papermaking operations at the mill on February 10, 2012.  We determined that the remaining assets and liabilities of the Brokaw mill, which were previously included as part of our Paper segment, met the criteria for discontinued operations presentation as established in Accounting Standards Codification Subtopic 205-20, "Discontinued Operations".

The results of operations of the Paper segment's Brokaw, Wisconsin manufacturing facility have been reported as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.  The corresponding liabilities of the discontinued operation have been reclassified in accordance with authoritative literature on discontinued operations for all periods presented.  Balance sheet amounts at March 31, 2013, are unaudited.  The December 31, 2012, amounts are derived from audited financial statements.  The statements of cash flows for the three months ended March 31, 2013 and 2012, are unaudited and include discontinued operations in both periods presented.

Note 2.

In February 2013, we announced the planned closure of the Paper segment's technical specialty paper mill in Brainerd, Minnesota.  The Brainerd mill closed late in the first quarter of 2013, and impacted approximately 130 employees.  Included in cost of sales for the three months ended March 31, 2013, is $42.2 million in pre-tax charges, primarily resulting from accelerated depreciation on mill assets and an adjustment of mill inventory and spare parts to net realizable value.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs was $2.1 million for the three months ended March 31, 2013.  We expect to incur additional pre-tax closure charges of approximately $1.3 million in 2013.

Note 3.

On March 21, 2013, we announced that we signed a non-binding letter of intent to sell our specialty paper business to a new company to be formed and controlled by investment funds sponsored by KPS Capital Partners.  The initial cash purchase price is approximately $130 million, subject to confirmatory due diligence and adjustments for the final treatment of certain transaction related liabilities and customary post closing adjustments.  The ultimate transaction is subject to acceptable confirmatory due diligence, ratification of new collective bargaining agreements, required regulatory clearances, final negotiation and Board approval of the definitive agreements and certain other customary contingencies to closing, including third party financing.  While we expect to finalize the transaction in the second quarter of 2013, there can be no certainty or assurance about the timing, specific elements or completion of a transaction.

Note 4.

Interim Segment Information

We have evaluated our disclosures of our business segments in accordance with the Financial Accounting Standards Board Accounting Standards Codification Subtopic 280-10, and as a result we have classified our operations into two principal reportable segments:  Tissue and Paper, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

The Tissue segment produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home" market.  Tissue operates a paper mill in Middletown, Ohio and a manufacturing and converting facility in Harrodsburg, Kentucky.  The Paper segment produces specialty papers  within three core markets - Food, Industrial & Tape, and Coated & Liner.  During 2012 and into the first quarter of 2013, these products were produced at manufacturing facilities located in Brainerd, Minnesota and in Rhinelander and Mosinee, Wisconsin.  The manufacturing facility in Brainerd, Minnesota permanently closed late in the first quarter of 2013.  In the first quarter of 2012, the Paper segment also produced fine printing and writing papers at a manufacturing facility in Brokaw, Wisconsin.  Papermaking operations at the Brokaw facility permanently ceased on February 10, 2012.  We have reported the Brokaw facility as a discontinued operation.

Following is net sales, operating profit (loss), and other significant items by segment.  The net sales, operating profit (loss), and other significant items exclude discontinued operations in all periods presented.

(In thousands, except ton data)	Three Months
	Ended March 31,
	2013	2012
Net sales external customers (unaudited)
Tissue	$ 78,035	$ 81,686
Paper	109,945	134,496
	$187,980	$216,182

Operating profit (loss) (unaudited)
Tissue	$ 3,784	$ 9,177
Paper	(41,156)	289
Corporate & Eliminations	(7,393)	(6,150)
	$(44,765)	$ 3,316

Depreciation and amortization (unaudited)
Tissue	$ 8,991	$ 6,576
Paper	39,934	4,131
Corporate & Unallocated	749	625
	$ 49,674	$ 11,332

Tons sold (unaudited)
Tissue	40,888	42,198
Paper	74,624	94,130
	115,512	136,328

Note 5.

Reconciliation of Non-GAAP Financial Measures (unaudited)

The following tables set forth certain non-U.S. generally accepted accounting principles ("GAAP") financial metrics.  Management believes that the financial metrics presented are frequently used by investors and provide a useful analysis of ongoing operating trends.  These metrics are presented as a complement to enhance the understanding of operating results but are not a substitution of GAAP results.  The totals in the tables may not foot due to rounding differences.

	Three Months Ended March 31, 2013
(in thousands)	Consolidated	Tissue	Paper	Corporate & Other

Net loss	$ (29,605)	$ –	$ –	$ –
Earnings from discontinued operations, net of taxes	67	–	–	–
Credit for income taxes	(17,426)	–	–	–
Interest expense and other, net	(2,333)	–	–	–
Operating (loss) profit	(44,765)	3,784	(41,156)	(7,393)
Depreciation and amortization	49,674	8,991	39,934	749
EBITDA	$ 4,909	$12,775	$ (1,222)	$(6,644)

Net sales	$187,980	$78,035	$109,945	$ –
EBITDA margin	2.6%	16.4%	-1.1%	–

EBITDA	$4,909	$12,775	$ (1,222)	$(6,644)
Brainerd closure charges, excluding accelerated depreciation	8,615	–	8,615	–
Adjusted EBITDA	$ 13,524	$12,775	$ 7,393	$(6,644)

Net sales	$187,980	$78,035	$109,945	$ –
Adjusted EBITDA margin	7.2%	16.4%	6.7%	–

Adjusted EBITDA	$ 13,524	$12,775	$ 7,393	$(6,644)
Depreciation and amortization	49,674	8,991	39,934	749
Brainerd accelerated depreciation	(35,716)	–	(35,716)	–
Adjusted operating (loss) profit	$ (434)	$ 3,784	$ 3,175	$(7,393)

	Three Months Ended March 31, 2012
(in thousands)	Consolidated	Tissue	Paper	Corporate & Other

Net earnings	$ 9,758	$ –	$ –	$ –
Earnings from discontinued operations, net of taxes	8,218	–	–	–
Provision for income taxes	906	–	–	–
Interest expense and other, net	(870)	–	–	–
Operating profit (loss)	3,316	9,177	289	(6,150)
Depreciation and amortization	11,332	6,576	4,131	625
EBITDA	$ 14,648	$15,753	$ 4,420	$(5,525)

Net sales	$216,182	$81,686	$134,496	$ –
EBITDA margin	6.8%	19.3%	3.3%	–

EBITDA	$ 14,648	$15,753	$ 4,420	$(5,525)
Capital related expenses(1)	1,923	1,923	–	–
Charge for contract at former manufacturing facility(2)	3,324	–	3,324	–
Adjusted EBITDA	$ 19,895	$17,676	$ 7,744	$(5,525)

Net sales	$216,182	$81,686	$134,496	$ –
Adjusted EBITDA margin	9.2%	21.6%	5.8%	–

Adjusted EBITDA	$ 19,895	$17,676	$ 7,744	$(5,525)
Depreciation and amortization	11,332	6,576	4,131	625
Adjusted operating profit (loss)	$ 8,563	$11,100	$ 3,613	$(6,150)

	Three Months Ended
	March 31,
(in thousands)	2013	2012

Net (loss) earnings	$(29,605)	$ 9,758
Earnings from discontinued operations, net of taxes	(67)	(8,218)
Capital related expenses, net of tax(1)	–	1,211
Charge for contract at former manufacturing facility, net of tax(2)	–	2,094
Brainerd closure charges, net of tax	27,928	–
Adjusted net (loss) earnings	$ (1,744)	$ 4,845

	Three Months Ended
	March 31,
(all amounts in dollars per diluted share)	2013	2012

Net (loss) earnings per share	$ (0.60)	$ 0.20
Earnings from discontinued operations, net of taxes	(0.00)	(0.17)
Capital related expenses, net of tax(1)	–	0.02
Charge for contract at former manufacturing facility, net of tax(2)	–	0.04
Brainerd closure charges, net of tax	0.57	–
Adjusted net (loss) earnings per share	$ (0.04)	$ 0.10

(1) Expenses associated with the Tissue expansion project at Harrodsburg, Kentucky.

(2) Charge associated with a natural gas transportation contract for a former manufacturing facility in Groveton, New